Exhibit 99.25

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040

Telephone: (602) 437-5400
FOR IMMEDIATE RELEASE	Fax: (602) 437-1681

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 277-5162	Chief Executive Officer
info@BerkmanAssociates.com	www.MeadowValley.com

Meadow Valley Reports Fourth Quarter and 2004 Results

2004 Fourth Quarter Net Income Is $0.15 per Share Versus A Loss of $(0.09) Per Share
2004 Net Income Is $0.16 per Share Versus $0.03 Per Share

     PHOENIX, ARIZONA, March 15, 2005 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced higher consolidated revenue and net income for the fourth quarter and 2004 compared to the same periods of 2003.

2004 Fourth Quarter Results

     For the three months ended December 31, 2004, revenue increased 13% to $41.9 million from $37.1 million for the fourth quarter of 2003, reflecting a 7% increase in construction services revenue and a 27% increase in construction materials revenue. Net income for the fourth quarter of 2004 was $0.55 million, or $0.15 per diluted share. This compares to a net loss for the fourth quarter of 2003 of $(0.32) million, or $(0.09) per share.

2004 Annual Results

     For the twelve months ended December 31, 2004, revenue increased 8% to $166.8 million from $154.1 million for 2003, reflecting a 2% decrease in construction services revenue and a 33% increase in revenue for construction materials. Net income for 2004 was $0.6 million, or $0.16 per diluted share. This compares to net income for 2003 of $0.1 million, or $0.03 per diluted share.

Construction Materials: Ready Mix, Inc.

     Revenue for Ready Mix, Inc. (RMI), the Company’s wholly owned construction materials subsidiary, increased to $14.0 million for the fourth quarter of 2004 and $58.7 million for the year. This compares to revenue of $11.0 million for the fourth quarter of 2003 and $44.0 million for the year. Gross margin was 12.5% for the fourth quarter of 2004 and 11.3% for the year. This compares to gross margin of 9.0% and 9.3% for comparable periods of 2003.
     On February 11, 2005, Ready Mix, Inc. filed a registration statement with the Securities and Exchange Commission for the initial public offering of 1,000,000 shares of RMI common stock at a proposed offering price of $12.00 per share. The shares will be offered on a firm commitment basis through Wunderlich Securities, Memphis, TN. Subsequent to the offering, Meadow Valley will own 1,500,000 shares of RMI common stock, or 60% of the total shares of RMI outstanding. Proceeds from the initial public offering, which is expected in the second quarter of 2005, will be used by RMI for the purchase of plant and equipment, repayment of approximately $2.7 million of debt to Meadow Valley, and working capital.

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Meadow Valley Reports Fourth Quarter and 2004 Results
March 15, 2005
Page Two

Construction Services

     Revenue from Meadow Valley’s construction services business increased to $27.8 million for the fourth quarter of 2004 compared to $26.1 million for the fourth quarter of 2003. For 2004, revenue declined to $108.2 million from $110.1 million for 2003. Gross margin for the fourth quarter of 2004 was 0.8% compared to a gross margin loss of (0.9)% for the fourth quarter of 2003. For 2004, gross margin was 0.3% compared to gross margin of 2% for 2003.
     The Company recognized losses on a single project in Utah of approximately $1.5 million in the fourth quarter of 2004 and $5.2 million for the year, which had the effect of reducing gross margin for the construction services segment. For 2003, losses recognized on this project totaled $2.5 million. “We do not expect to incur any additional losses on this project, whose poor performance has masked the solid performance of our other heavy construction projects in Arizona and Nevada. Going forward, we plan to concentrate our heavy construction activities in Arizona and Nevada, which historically have been the most successful markets for Meadow Valley,” said Chief Executive Officer Bradley Larson.

Backlog

     Backlog in the construction services segment at December 31, 2004 increased to $93.6 million, which includes approximately $90.0 million of work that is scheduled for completion during 2005. At December 31, 2003, backlog was approximately 70.6 million.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(TABLES ATTACHED)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Construction services	$27,847,983	$26,066,189	$108,168,921	$110,119,548
Construction materials	14,003,027	11,030,115	58,662,743	43,987,317

Total revenue	41,851,010	37,096,304	166,831,664	154,106,865

Cost of revenue:
Construction services	27,633,837	26,311,992	107,827,853	107,883,229
Construction materials	12,252,687	10,034,674	52,036,021	39,880,018

Total cost of revenue	39,886,524	36,346,666	159,863,874	147,763,247

Gross profit	1,964,486	749,638	6,967,790	6,343,618
General and administrative expenses	1,823,816	1,513,127	6,509,839	6,494,285

Income (loss) from operations	140,670	(763,489)	457,951	(150,667)

Other income (expense):
Interest income	37,826	11,660	85,864	58,622
Interest expense	(88,529)	(106,495)	(348,229)	(489,117)
Other income	723,652	310,524	694,857	743,543

	672,949	215,689	432,492	313,048

Income (loss) before income taxes	813,619	(547,800)	890,443	162,381
Income tax (benefit) expense	(261,995)	224,675	(290,804)	(41,643)

Net income (loss)	$551,624	$(323,125)	$599,639	$120,738

Net income (loss) per common share
Basic	$0.16	$(0.09)	$0.17	$0.03

Diluted	$0.15	$(0.09)	$0.16	$0.03

Weighted average common shares outstanding
Basic	3,601,250	3,601,250	3,601,250	3,593,102

Diluted	3,887,900	3,625,878	3,780,597	3,599,259

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,164,218	$4,738,388
Restricted cash	1,268,449	1,844,891
Accounts receivable, net	22,163,719	20,664,022
Claims receivable	—	4,101,898
Prepaid expenses and other	2,818,395	2,196,899
Inventory, net	871,112	1,249,118
Land held for sale	—	264,738
Costs and estimated earnings in excess of billings on uncompleted contracts	449,358	1,463,309
Deferred tax asset	1,597,627	1,243,896

Total current assets	39,332,878	37,767,159
Property and equipment, net	21,541,946	13,127,675
Refundable deposits	21,780	94,299
Mineral rights and pit development, net	252,044	309,110
Claims receivable	3,521,080	3,521,080
Other receivables	115,000	—

Total assets	$64,784,728	$54,819,323

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,711,571	$18,646,857
Accrued liabilities	4,907,554	4,563,816
Notes payable	5,212,187	3,512,286
Obligations under capital leases	531,746	878,280
Billings in excess of costs and estimated earnings on uncompleted contracts	7,219,762	4,955,454

Total current liabilities	37,582,820	32,556,693
Deferred tax liability	3,243,268	2,604,652
Notes payable, less current portion	10,804,017	6,999,729
Obligations under capital leases, less current portion	981,799	1,085,064

Total liabilities	52,611,904	43,246,138

Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,601,250 issued and outstanding	3,601	3,601
Additional paid-in capital	10,943,569	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	2,024,801	1,425,162

Total stockholders’ equity	12,172,824	11,573,185

Total liabilities and stockholders’ equity	$64,784,728	$54,819,323